Exhibit 5.1

e-mail:
adfagundo@applebyglobal.com

direct dial:
Global Crossing Limited	Tel +1 441 298 3549
Wessex House	Fax +1 441 298 3461
45 Reid Street
Hamilton HM12	your ref:
Bermuda
appleby ref:
ADF/129397.35

Dear Sirs	3 March 2009

Global Crossing Limited (the “Company”)

We have acted as legal counsel in Bermuda to the Company and this opinion is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”) in relation to 11,000,000 common shares of par value of US$0.01 each (the “Common Shares”), which may be issued in relation to the 2003 Global Crossing Limited Stock Incentive Plan, as amended (the “Plan”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Plan.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Plan);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Plan constitutes and any Awards given pursuant to the terms of the Plan will constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company;

(g)	that the Plan will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the State of New York by which it is expressed to be governed;

(h)	that the Plan is the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

(i)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Plan or which would have any implication in relation to the opinion expressed herein that, in so far as any obligation under, or action to be taken under, the Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(j)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(k)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(l)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by the Directors and Shareholders of the Company and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(m)	that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company;

(n)	that the Company has sufficient authorised common shares to satisfy the requirements of the Plan;

(o)	that when the Common Shares are issued in accordance with the terms of the Plan the issue price (in whatever form) will not be less than the par value of the Common Shares;

(p)	that at the time of issue of any Awards, or any of the Common Shares pursuant to the exercise of any Awards, the Committee remains a duly constituted committee of the board of directors of the Company having the same powers and authorities as it has at the date of this opinion;

(q)	that the approval of the issue of any Awards and of any Common Shares underlying the Awards pursuant to the Plan, is made at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution therein in force and the Constitutional Documents and within the authority then given to the Committee by the board of directors of the Company; and

(r)	that, if upon the exercise of an Option the new Common Shares are paid for as envisioned by Sections 6(c)(i) and 6(c)(ii) of the Plan, the provisions of Section 42A of the Companies Act 1981 of Bermuda will have been satisfied.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when issued and paid for pursuant to and in accordance with the terms of the Plan and the Resolutions and as contemplated by Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he becomes a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c)	A Bermuda court may refuse to give effect to any provisions of the Plan in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(d)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(f)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Plan by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)	Where a person is vested with discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(i)	We express no opinion as to the validity or binding effect of any provision of the Plan which provides for the severance of illegal, invalid or unenforceable provisions.

(j)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the

Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(k)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(l)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(m)	We have relied upon statements and representations made to us in the Certificate provided to us by the Secretary of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Certificate, and we qualify such opinion to the extent that the statements or representations made in the Certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you solely for your benefit in connection with the Registration Statement and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

Appleby

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 3 March 2009 at 9:30 am (Bermuda time) (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 3 March 2009 at 9:50 am (Bermuda time) (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Certificate of Incorporation on Change of Name, Memorandum of Association, Certificate of Registration of Altered Memorandum of Association, Certificates of Increase of Share Capital, and Amended and Restated Bye-Laws adopted 12 June 2007 for the Company (collectively referred to as the “Constitutional Documents”).

4.	A PDF copy of the Register of Directors and Officers in respect of the Company.

5.	PDF copies of the:

5.1.	Unanimous written resolutions of the Board of Directors of the Company effective 8 December 2003;

5.2.	Excerpt from the Minutes of the Meeting of the Board of Directors of the Company held on 7 April 2004;

5.3.	Written Resolutions of the Company’s Sole Shareholder dated 8 December 2003;

5.4.	Minutes of the 2004 Annual General Meeting of Shareholders held on 15 December 2004;

5.5.	Minutes of the Meeting of the Board of Directors of the Company held on 22 April 2005;

5.6.	Minutes of the 2005 Annual General Meeting of Shareholders held on 14 June 2005;

5.7.	Excerpt from the Minutes of the Meeting of the Board of Directors of the Company held on 12 April 2007;

5.8.	Minutes of the 2007 Annual General Meeting of Shareholders held on 12 June 2007;

5.9.	Excerpt from the Minutes of the Meeting of the Board of Directors of the Company held on 16 October 2008; and

5.10.	Minutes of the 2008 Special General Meeting of Shareholders held on 10 December 2008.

(the documents referred to in 5.1 to 5.10 above shall be collectively referred to as the “Resolutions”).

6.	A PDF copy of the Plan adopted by the Board of Directors and shareholders of the Company on 16 October 2008 and 10 December 2008, respectively.

7.	An Officer’s Certificate dated 3 March 2009 and signed by Mitchell C Sussis, attaching the documents referred to in 5.1 to 5.10 above and the Plan referred to in 6 above (the “Certificate”).

8.	A copy of the Registration Statement on Form S-8 in relation to the Common Shares which may be issued in accordance with the Plan received by email from Kevin Tang on 2 March 2009 (excluding the exhibits and documents incorporated by reference therein).

9.	A copy of the Proxy Statement pursuant to Section 14(a) of the United States Securities Exchange Act of 1934 dated April 30, 2007.

10.	A copy of the Proxy Statement pursuant to Section 14(a) of the United States Securities Exchange Act of 1934 dated November 6, 2008.